Exhibit 16.(11)

August 16, 2024

T. Rowe Price High Yield Fund, Inc.
100 East Pratt Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

I am counsel to T. Rowe Price Associates, Inc., which serves as sponsor and investment adviser of the T. Rowe Price High Yield Fund (the “Acquiring Fund”) a separate series of T. Rowe Price High Yield Fund, Inc., a Maryland corporation. As such, I am familiar with the proposed reorganization of the New America High Income Fund (the “Acquired Fund”), into the Investor Class of the Acquiring Fund. This opinion is furnished in connection with the Acquiring Fund’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to Investor Class shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (the “Corresponding Shares”), to be issued in connection with the reorganization.

I am of the opinion that, subsequent to the approval by the Funds’ Boards of Directors of the reorganization in the manner set forth in the information statement and prospectus constituting a part of the Registration Statement (the “Combined Proxy Statement and Prospectus”), the Corresponding Shares, upon issuance in the manner referred to in the Registration Statement, for consideration, will be legally issued, fully paid and non-assessable shares of the Investor Class of the Acquiring Fund.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Combined Information Statement and Prospectus constituting a part thereof.

Very truly yours,

Sonia Kurian
Managing Legal Counsel and Vice President
T. Rowe Price Associates, Inc.